Exhibit 10.9D

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of September 17, 2013 by and among Banc of California, Inc., a Maryland corporation (the “Company” and, together with its subsidiaries and affiliates, “Employer”), and Hugh F. Boyle (“Employee”).

WITNESSETH:

WHEREAS, Employer desires to employ Employee and Employee desires to be employed by Employer upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereby agree as follows:

1. Employment. Employer hereby agrees to employ Employee, and Employee hereby accepts employment with Employer upon the terms and conditions herein set forth.

2. Term. The term of employment under this Agreement shall begin on September 30, 2013 (the “Commencement Date”) and shall expire on the date that is three years from the Commencement Date (the “Term End Date”), unless terminated sooner as hereinafter provided or unless extended as provided in the next sentence. Commencing on the date that is three years after the Commencement Date, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the term of this Agreement shall be extended for one additional year if Employer notifies Employee at least ninety (90) days prior to such Renewal Date that the term of this Agreement will be so extended unless within thirty (30) days of such notice, Employee shall have provided his objection to such renewal. Reference herein to the term hereunder shall refer to both the initial term and any extended term hereunder.

3. Duties. Employee will, during the term hereof:

(a)	be employed by Employer on a full-time basis as Executive Vice President with such authority, duties and responsibilities as reasonably may be assigned to Employee by Employer from time to time, which shall initially consist of the position as Chief Credit Officer reporting directly to the Chief Executive Officer of the Company, and shall perform such other duties and responsibilities on behalf of Employer and its affiliates as reasonably may be directed by the Board of Directors of the Company; and

(b)	devote his full business time, energy, and skill to the business of Employer and to the promotion of Employer’s best interests, except for vacations and absences made necessary because of illness.

4. Compensation. During the term of this Agreement, Employer shall pay Employee:

(a)	on the Commencement Date, a one-time signing bonus in the form of a grant under the Banc of California, Inc. 2013 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) of 25,000 shares of restricted voting common stock of the Company, which shares shall vest in five (5) equal annual increments of 5,000 shares each commencing on the first anniversary of the Commencement Date and on each successive anniversary thereafter until fully vested upon the fifth anniversary of the Commencement Date. The terms of such grant shall be subject to the terms of the final restricted stock agreement evidencing such grant, the form of which shall be attached hereto as Exhibit A (the “Restricted Stock Agreement”). In the event of a conflict between the Restricted Stock Agreement and this Agreement, the terms of the Restricted Stock Agreement shall control.

(b)

a base salary at the rate of $350,000 per annum, payable in periodic payments in accordance with Employer’s practices for other executive, managerial, and supervisory employees (but not less frequently than monthly), as such practices may be determined from time to time and subject to customary tax withholdings. The Compensation Committee of the Board of Directors of the Company (the “Committee”) will review such base salary at least annually and, in their discretion, may increase such salary. Employee shall also be eligible to receive an annual bonus, determined in the sole discretion of the Committee (“Annual Bonus”), with respect to each fiscal year during the term of up to 100% of Employee’s annual base salary (“Annual Base Salary”) in effect at the beginning of such fiscal year, with an annual target bonus equal to 75% of such Annual Base Salary (the “Target Bonus”); provided, however, that the actual Annual Bonus may be higher or lower than the Target Bonus and shall be pro-rated for any partial year.

(c)	additional or special compensation, such as equity awards, incentive pay or bonuses, based upon Employee’s performance as the Committee in their discretion, may from time to time determine. Any amounts payable under this Section 4(c) that constitute “nonqualified deferred compensation” within the meaning of Section 409A (as defined in Section 14(a) of this Agreement) shall be subject to such terms or conditions that satisfy the applicable requirements of Section 409A.

All such payments, and any other compensation provided by Employer to Employee, whether under this Agreement or otherwise, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of Employer adopted pursuant to any such law, government regulation, order or stock exchange listing requirement) or by agreement with, or consent of, Employee.

5. Options.

(a)	General. Employee may receive grants of options from the Company from time to time for his services as an executive at Employer and/or any subsidiary of Employer. On the Commencement Date, Employee shall receive a grant under the Omnibus Incentive Plan of non-qualified stock options from the Company for the purchase of 25,000 shares of the Company’s voting common stock at an exercise price per share equal to the closing market price per share of the Company’s common stock on the Commencement Date (the “Initial Grant”). The Initial Grant shall become vested and exercisable in five (5) equal annual increments of 5,000 shares each commencing on the first anniversary of the Commencement Date and on each successive anniversary thereafter until fully vested and exercisable upon the fifth anniversary of the Commencement Date. The terms of the Initial Grant, including the foregoing vesting schedule, shall be subject to the terms of the final option agreement which evidences the Initial Grant, which shall be attached hereto as Exhibit B (the “Initial Grant Agreement”). In the event of a conflict between the Initial Grant Agreement and this Agreement, the terms of the Initial Grant Agreement shall control.

(b)	Designation of Beneficiary. From time to time, by signing a form furnished to Employer, Employee may designate any legal or natural person or persons (who may be designated contingently or successively) to whom to transfer the Initial Grant if he were to die before he exercised the Initial Grant. If Employee fails to designate a beneficiary as provided above, or if the designated beneficiary dies before Employee or before complete payment, the Initial Grant shall be transferred to the Employee’s estate. For purposes of this Agreement, the term “designated beneficiary” means the person or persons designated by Employee as his beneficiary in the last effective beneficiary designation form filed with Employer, or if Employee has failed to designate a beneficiary, the Employee’s estate.

6. Automobile and Other Expenses. During the term of this Agreement, Employer shall lease and allow Employee use of, one (1) new-condition Chevy Volt automobile or such other car as determined in the discretion of the Company (the “Car”). Employee shall be solely responsible for all fuel, maintenance and other similar charges associated with the Employee’s personal non-business use of the Car. Employee shall obtain and constantly maintain in good standing, at Employer’s expense, a comprehensive automobile liability policy in a form reasonably acceptable to Employer (the “Policy”). Employee shall cause the insurance provider of the Policy to list Employer as an additional insured and Employee shall provide Employer with a certificate evidencing the Policy. Any damage or liability caused or associated with Employee’s use of the Car shall be the sole responsibility of Employee. At the conclusion of the term of this Agreement or the expiration of the lease of the Car, whichever occurs first, Employee shall promptly return the Car to Employer in good condition, normal wear and tear excepted. Employee shall be reimbursed for other expenses incurred in connection with Employer’s business in accordance with Employer’s expense reimbursement policy for senior executives. Employer shall pay the reasonable costs of Employee’s relocation, including relocation from Employee’s primary family residence location as well as his secondary work residence location, to the Los Angeles-Orange County metropolitan area, including costs for moving and temporary storage of household goods, and expenses for required travel between those locations and covering up to 30 days of temporary living arrangements necessary to facilitate Employee’s relocation.

7. Benefits. Employee shall be entitled to participate in such vacation, life insurance, medical, dental, pension, supplemental disability, retirement plans and other programs as may be approved from time to time by Employer for the benefit of its executive employees.

8. Vacation. Employee shall be entitled to the greater of the accrual or 1.67 days of vacation for each month of service or such other accruals as outlined in Employer’s human resource policies. In the event that the full vacation for any calendar year is not taken by Employee, Employee’s ongoing accrual of vacation could become limited by the maximum level of carryover accrued vacation allowed for in Employer’s then existing policy for the carry forward of accrued vacation.

9. Termination.

(a)	Employee’s employment with Employer shall be terminated (i) by reason of Employee’s death or (ii) by reason of Employee’s becoming permanently disabled for purposes of Employer’s long-term disability program.

(b)	Employer may terminate Employee’s employment hereunder for any reason, with or without Cause, at any time upon notice to Employee, but any termination by Employer other than termination for Cause shall not prejudice Employee’s right to compensation or other benefits under this Agreement.

(c)	Employee may terminate his employment hereunder without Good Reason at any time upon forty-five (45) days’ prior written notice to Employer. In the event of termination of Employee’s employment pursuant to this Section 9(c), Employer may elect to waive the period of notice, or any portion thereof, and, if Employer so elects, Employer will pay Employee his base salary for the period so waived.

(d)	Employee may terminate his employment for Good Reason within ninety (90) days following the occurrence of any condition constituting Good Reason (as defined below), provided that Employee has first provided notice to Employer specifying in reasonable detail the condition giving rise to the Good Reason, Employee has provided Employer with a period of thirty (30) days to remedy the condition (and the notice so specifies), and Employer has failed to remedy the condition within this thirty (30) day period.

(e)	Employer and Employee may also terminate Employee’s employment with Employer pursuant to Section 2 hereof.

10. Severance Benefits.

(a)	In the event of the termination of Employee’s employment, for any reason, Employee shall be entitled to any Accrued Obligations.

(b)	In the event that Employer terminates Employee’s employment without Cause or Employee resigns with Good Reason, subject to Sections 10(e)-(i) and Section 14, (i) Employee shall be entitled to severance pay in an amount equal to the Annual Base Salary in effect on the Commencement Date multiplied by the number of years or partial years remaining prior to the Term End Date, (ii) the Initial Grant, to the extent not theretofore fully vested, shall become fully vested and immediately exercisable in accordance with its terms and (iii) in the event the Employee is not theretofore fully vested in the restricted shares provided under Section 4(a) as a signing bonus, the Employee shall be entitled to be appointed as an advisor of Employer and shall be permitted to continue serving in that capacity until the first to occur of becoming employed by a third party or all such restricted shares have vested in full.

(c)	Subject to Section 14, any severance pay to be paid pursuant to Section 10(b) shall be paid in 24 equal monthly installments commencing on the first business day coincident with or next following the sixtieth (60th) calendar date following Employee’s termination of employment.

(d)	In the event of Employee’s death within 24 months of termination for any reason, all remaining eligible benefits under this section shall be paid to Employee’s designated beneficiary as noted in Section 5(b) of this Agreement.

(e)	Any severance pay to be paid pursuant to Section 10(b) is subject to and conditioned upon Employee signing and delivering (and not revoking) to Employer a general release and waiver (in a form reasonably acceptable to Employer), waiving all claims the Employee may have against Employer, its parents, subsidiaries, successors, assigns, affiliates, and their respective executives, officers and directors relating to Employee’s employment with Employer.

(f)	The payment of the severance pay under Section 10(b) is conditioned upon the Employee’s compliance with the non-solicitation and nondisclosure requirements set forth in Sections 11 and 12 hereof.

(g)	Notwithstanding any other provision of this Agreement to the contrary, if payments under this Agreement, together with any other payments received or to be received by Employee in connection with a “change in control” (for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) would cause any amount to be nondeductible for federal income tax purposes pursuant to Section 280G of the Code, then benefits under this Agreement shall be reduced (but not less than zero) to the extent necessary so as to maximize payments to Employee without causing any amount to become nondeductible. Employee shall determine the allocation of such reduction among payments to Employee.

(h)	Notwithstanding any other provision of this Agreement to the contrary, any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder, including 12 C.F.R. Part 359.

(i)	For purposes of this Agreement:

(A)	“Accrued Obligations” means (i) any base salary that Employee has earned but not been paid during or prior to the Employee’s termination of employment, (ii) pay for any vacation time earned but not used through the date of termination, subject to Section 8 of this Agreement, (iii) any business expenses that are reimbursable under Section 6 that were incurred by Employee as of the Employee’s termination of employment but have not been reimbursed on the date of termination, subject to the submission of any required substantiation and documentation, and (iv) any payments or benefits to which Employee or his beneficiary or estate is entitled under the terms of any applicable employee benefit plan.

(B)	Termination for “Cause” shall mean termination of the employment of Employee because of Employee’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company at a meeting or meetings of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee’s counsel, to be heard before the Board), stating that in the good faith opinion of the Board, Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail. For purposes of this section, the term “incompetence” shall mean inability, as determined by the Board of Directors of Employer in their reasonable judgment, to perform stated duties.

(C)	“Good Reason” shall exist if, without Employee’s express written consent, Employer shall:

(1)	assign to Employee a title other than Executive Vice President;

(2)	unless required by regulatory authorities, reduce the salary of Employee, or materially reduce the amount of paid vacations to which he is entitled;

(3)	materially breach this Agreement; or

(4)	require Employee to relocate his principal business office outside of the Los Angeles-Orange County metropolitan areas.

11. Nonsolicitation.

(a)	Unless otherwise agreed in writing, during the term of this Agreement, and for a period of twenty-four (24) months following a termination of Employee’s employment with Employer entitling Employee to severance pay under Section 10(b), Employee shall not induce or attempt to induce any individual or entity who was an employee, agent or independent contractor of Employer or any of its affiliates during the period of Employee’s employment hereunder to discontinue providing services to Employer or any of its affiliates.

(b)	Unless otherwise agreed in writing, during the term of this Agreement, and for a period of twenty-four (24) months following a termination of Employee’s employment with Employer entitling Employee to severance pay under Section 10(b), Employee shall not, and will not assist any other person to (a) hire or solicit for hiring any employee of Employer or any of its affiliates or seek to persuade any employee of Employer or any of its affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to Employer or any of its affiliates to terminate or diminish its relationship with them.

12. Nondisclosure of Confidential Information. Employee acknowledges that Employer and its affiliates may disclose confidential information to Employee during the term of this Agreement to enable him to perform his duties hereunder. Employee hereby covenants and agrees that, except as required by law, regulatory directive or judicial order, he will not, without the prior written consent of Employer, during the term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of Employer or any of its affiliates. For purposes of this Agreement, “confidential information” shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, financial information of Employer or any of its affiliates, plans, or any other information of whatever nature in the possession or control of Employer which has not been published or disclosed to the general public, or which gives to Employer or any of its affiliates an opportunity to obtain an advantage over competitors who do not know of or use it. Employee further agrees that if his employment hereunder is terminated for any reason, he will leave with Employer and will not take originals or copies of any and all records, papers, programs, computer software and documents and all matter of whatever nature containing secret or confidential information of Employer or any of its affiliates.

Employee agrees promptly to reduce to writing and to disclose and assign, and hereby does assign, to Employer, its subsidiaries, successors, assigns and nominees, all inventions, discoveries, improvements, copyrightable material, trademarks, programs, computer software and ideas concerning the same, capable of use in connection with the business of Employer or any of its affiliates, which Employee may make or conceive, either solely or jointly with others, during the period of his employment by Employer, its subsidiaries or successors.

Employee agrees, at Employer’s expense, that upon a request by Employer, to execute, acknowledge and deliver to Employer all such papers, including applications for patents, applications for copyright and trademark registrations, and assignments thereof, as may be necessary, and at all times to assist Employer, its parent, subsidiaries, successors, assigns and nominees in every proper way to patent or register said programs, computer software, ideas, inventions, discoveries, improvements, copyrightable material or trademarks in any and all countries and to vest title thereto in Employer, its parent, subsidiaries, successors, assigns or nominees.

Upon a request by Employer, Employee will promptly report to Employer all discoveries, inventions, or improvements of whatsoever nature conceived or made by him at any time he was employed by Employer, its parent, subsidiaries or successors. All such discoveries, inventions and improvements which are applicable in any way to Employer’s business shall be the sole and exclusive property of Employer.

The covenants set forth in this Section 12 are made by Employee in consideration of the employment, or continuing employment of, and the compensation paid to, Employee during his employment by Employer. The foregoing covenants will not prohibit Employee from disclosing confidential or other information to other employees of Employer or to third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.

Any breach of this covenant of nondisclosure will result in the forfeiture by Employee and all other persons acting for or with Employee in any capacity whatsoever of any and all rights to severance pay under Section 10 hereof unpaid at the time of breach and in such event Employer shall have no further obligation to pay any amounts related thereto.

13. Additional Remedies. Employee recognizes that his services hereunder are of a personal, special, unique and extraordinary character and irreparable injury will result to Employer and to its business and properties in the event of any breach by Employee of any of the provisions of Sections 11 and 12 of this Agreement or either of them, and that Employee’s continued employment is predicated on the commitments undertaken by him pursuant to said Sections. In the event of any breach of any of Employee’s commitments pursuant to Sections 11 and 12 or either of them, Employer shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such commitments by Employee or by any person or persons acting for or with Employee in any capacity whatsoever.

14. Section 409A.

(a)	Notwithstanding anything to the contrary in this Agreement, if at the time of Employee’s termination of employment, Employee is a “specified employee,” as defined below, any and all amounts payable under Section 10 on account of such termination of employment that constitute “nonqualified deferred compensation” under Section 409A of Code and the regulations and guidance of general applicability issued thereunder (“Section 409A”) and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Employee’s death, in each case, with interest from the date on which payment would otherwise have been made, calculated at the applicable federal rate provided under Section 7872(f)(2)(A) of the Code. If Employee receives compensation under Section 10 that can in part be treated as paid under a “separation pay plan” described in Treasury Regulation Section 1.409A-1(b)(9) then, to the extent permitted under Section 409A, the compensation shall be treated as first made from the separation pay plan.

(b)	For purposes of Section 10 of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury regulation Section 1.409A-1(h) after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by Employer to be a specified employee under Treasury regulation Section 1.409A-1(i) in accordance with the policies of Employer.

(c)	Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(d)	Any amount that Employee is entitled to be reimbursed or to have paid on his behalf under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Employee’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(e)	The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A and the Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued in the future. The parties shall cooperate in good faith and take all steps reasonably necessary and practicable consistent with the terms of this Agreement to comply with the requirements of Section 409A in order to avoid income inclusion under Section 409A or the imposition of taxes thereunder.

15. Reserved.

16. Adjustments to Comply with Final Interagency Guidance on Sound Incentive Compensation Policies. Notwithstanding anything herein to the contrary, the compensation or benefits provided under this Agreement are subject to modification, as necessary to comply with requirements imposed by the Company’s Board of Directors to comply with the “Final Interagency Guidance on Sound Incentive Compensation Policies” issued on an interagency basis by the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision, effective June 25, 2010, or any amendment , modification or supplement thereto, which shall be deemed to include, without limitation, any rules adopted pursuant to Section 956 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

17. Provisions Required By Law. Notwithstanding anything herein to the contrary, any provisions that are now or are in the future required by applicable law, rule, regulation or regulatory guidance or policy of general applicability to be included in this Agreement that are not expressly stated herein (including, without limitation, any provisions so required under 12 C.F.R. Section 163.39) shall be deemed to be a part of this Agreement as fully as if such provisions were expressly stated herein.

18. No Duplication of Employer Obligations. With respect to any payments or other compensation to be provided hereunder by Employer, the provision of such payments or other compensation by any subsidiary or affiliate of the Company shall be deemed to reduce, to the same extent, the obligation of the Company to provide such payments or other compensation, and vice versa.

19. Assignment; Benefit. No party shall have the right to assign this Agreement or any rights or obligations hereunder without the consent of each of the other parties; provided, however, that Employer may assign its rights and obligations hereunder (i) to any entity controlled by, under the control of, or under common control with, Employer (as long as such entity is no less capable of fulfilling the obligations of Employer hereunder), or (ii) to any successor to Employer upon any liquidation, dissolution or winding up of Employer, upon any merger or consolidation of Employer or upon any sale of all or substantially all of the assets of Employer (as long as such successor is capable of fulfilling the obligations of Employer hereunder).

20. Waiver. Failure of any party hereto at any time to require performance by any other party of any provision of this Agreement shall in no way affect the rights of such first party to require performance of that provision, and any waiver by any party hereto of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any rights under this Agreement.

21. Severability. If any clause, phrase, provision or portion of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of this Agreement and shall not affect the application of any clause, provision, or portion hereof to other persons or circumstances.

22. Benefits. The provisions of this Agreement shall inure to the benefit of Employer, its successors and assigns, and shall be binding upon Employer and Employee, its and his heirs, personal representatives and successors including without limitation Employee’s estate and the executors, administrators, or trustees of such estate.

23. Relevant Law. To the extent not governed by the Federal laws of the United States of America, this Agreement shall be construed and enforced in accordance with the laws of the State of California. Any dispute between the parties hereto not relating to the enforcement of Section 11 or Section 12 hereof shall be settled by arbitration in California in accordance with the then applicable rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

24. Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or two of Employer’s business days after mailing at any general or branch United States Post Office, by registered or certified mail postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:

If to Employer:

 Chairman of the Board

 Banc of California, Inc.

 18500 Von Karman, Suite 1100

 Irvine, California 92612

 If to Employee:

 Hugh F. Boyle

25. Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written, pertaining to the subject matter hereof, and this Agreement shall not be modified or amended except by written agreement of Employer and Employee.

26. Captions. The headings and captions hereof are for convenience only and shall not affect the construction of this Agreement.

27. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same Agreement, which shall be sufficiently evidenced for all purposes by any one executed counterpart.

28. Construction. Employer and the Employee acknowledge that this Agreement was the result of arms-length negotiations between sophisticated parties each represented by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

29. Survival. The obligations contained in this Agreement shall survive the termination of Employee’s employment with Employer or expiration of this Agreement as necessary to carry out the intentions of the parties as described herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

EMPLOYEE

/s/ Hugh Boyle
Hugh F. Boyle
EMPLOYER Banc of California, Inc.

By: /s/ Steven Sugarman
Steven Sugarman,
Chief Executive Officer

EXHIBIT A

FORM OF RESTRICTED STOCK AGREEMENT

BANC OF CALIFORNIA, INC.

2013 OMNIBUS STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

RS No.

Shares of Restricted Stock are hereby awarded pursuant to this Restricted Stock Agreement (the “Agreement”) on                 , 20     by Banc of California, Inc. (f/k/a First PacTrust Bancorp, Inc.), a Maryland corporation (the “Company”), to                      (the “Grantee”), in accordance with the following terms and conditions:

1.         Share Award. The Company hereby awards to the Grantee                  Shares of restricted Common Stock pursuant to the Banc of California, Inc. (f/k/a First PacTrust Bancorp, Inc.) 2013 Omnibus Stock Incentive Plan, as the same may be amended from time to time (the “Plan”), and upon the terms and conditions and subject to the restrictions in the Plan and as hereinafter set forth (the “Restricted Stock”). A copy of the Plan, as currently in effect, is incorporated herein by reference and is attached hereto. Capitalized terms used herein which are not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.

2.         Restrictions on Transfer and Restricted Period. Except as otherwise provided in Section 3 or Section 8 of this Agreement, during the period commencing on the date of this Agreement and terminating on             , 20     (the “Restricted Period”), Shares with respect to which the Restricted Period has not lapsed may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by the Grantee. Shares with respect to which the Restricted Period has lapsed shall sometimes be referred to herein as “Vested.”

Except as otherwise provided in Section 3 or Section 8 of this Agreement, provided that the Grantee is then serving as a director, officer, employee or consultant of the Company or any Subsidiary or Affiliate, Shares shall become Vested in accordance with the following schedule:

Date of Vesting	Number of Shares Vested

3.         Termination of Employment. Upon the Grantee’s Termination of Employment for any reason other than due to death or Disability, the outstanding Shares of Restricted Stock shall become forfeited. In the event that the Grantee’s Termination of Employment is due to death or Disability, all restrictions relating to such Restricted Stock shall lapse as of the date of such Termination of Employment and the Restricted Stock shall become fully Vested as of such date.

4.         Issuance of the Shares. Promptly after the date of this Agreement, the Company shall recognize the Grantee’s ownership of the Shares through (i) a crediting of the Shares to a book entry account maintained by the Company (or its transfer agent or other designee) for the benefit of the Grantee, with appropriate electronic notation of the restrictions on transfer provided herein, or another similar method, or (ii) the issuance of a certificate representing the Shares in the name of the Grantee, bearing the appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Banc of California, Inc. (f/k/a First PacTrust Bancorp, Inc.) 2013 Omnibus Stock Incentive Plan and an Award Agreement. Copies of such Plan and Award Agreement are on file at the offices of Banc of California, Inc., 18500 Von Karman Ave, Suite 1100, Irvine California 92612.”

The Grantee agrees that simultaneously with the execution of this Agreement, the Grantee shall execute the stock power attached hereto and that the Grantee shall promptly deliver such stock power to the Company. The Grantee further agrees to execute and deliver any and all additional stock powers and/or other instruments as the Company from time to time requests as it may, in its judgment, deem to be advisable to fulfill the purposes of this Agreement.

5.         Grantee’s Rights. Subject to all limitations provided in this Agreement, the Grantee, as owner of the Shares during the Restricted Period, shall have all the rights of a stockholder, including, but not limited to, the right to receive all dividends and other distributions paid on the Shares and the right to vote such Shares. If any such dividends or distributions are paid in Shares, such Shares shall be subject to the same restrictions then applicable to the Shares with respect to which they were paid.

6.         Vesting. Upon Shares becoming Vested, the Company shall release such Shares to the Grantee (i) by appropriate transfer to an unrestricted book entry account maintained by the Company (or its transfer agent or other designee) for the benefit of the Grantee (or, if the Grantee is deceased, to the Grantee’s legal representative) or by other appropriate electronic notation of the lapse or expiration of the Restricted Period with respect to such Shares, (ii) by delivering to the Grantee (or, if the Grantee is deceased, to the Grantee’s legal representative) a certificate issued in respect of such Shares (without any legend contemplated by Section 4 above), or (iii) by any other means deemed appropriate by the Company.

7.         Adjustments. In the event of a Corporate Transaction or Share Change, the Restricted Stock shall be adjusted as and to the extent provided in Section 3(d) of the Plan.

8.         Effect of Change in Control. The treatment of these Shares upon and following a Change in Control shall be as and to the extent provided in Section 10 of the Plan. Notwithstanding the foregoing, no Shares which have previously been forfeited shall thereafter become Vested.

9.         Delivery and Registration of Shares. The Company’s obligation to deliver the Shares hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation that the Grantee or any other person to whom such Shares are to be delivered is acquiring the Shares without a view to the distribution thereof. In requesting any such representation, it may be provided that such representation requirement shall become inoperative upon a registration of such Shares or other action eliminating the necessity of such representation under the Securities Act of 1933, as amended, or other securities law or regulation. The Company shall not be required to deliver any Shares hereunder prior to (i) the listing or approval for listing upon notice of issuance of the Shares on the Applicable Exchange, (ii) any registration or other qualification of such Shares under any state or federal law, rule or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable and (iii) obtaining any other consent, approval, or permit from any state or federal government agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

10.        Plan and Plan Interpretations as Controlling. The Shares hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations made in the discretion of the Committee shall be binding and conclusive upon the Grantee or the Grantee’s legal representatives with regard to any question arising hereunder or under the Plan.

11.        Clawback. All Shares of Restricted Stock granted pursuant to this Agreement shall be subject to any clawback, recoupment or forfeiture provisions (i) required by law or regulation and applicable to the Company or its Subsidiaries or Affiliates as in effect from time to time or (ii) set forth in any policies adopted or maintained by the Company or any of its Subsidiaries or Affiliates as in effect from time to time.

12.        Grantee Service. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary or Affiliate to terminate the Grantee’s employment or service at any time, nor confer upon the Grantee any right to continue in the employ or service of the Company or any Subsidiary or Affiliate.

13.        Withholding Tax. Upon Shares becoming Vested (or at any such earlier time, if any, that an election is made by the Grantee under Section 83(b) of the Code, or any successor provision thereto), the Company may withhold from any payment or distribution made hereunder sufficient Shares to cover any applicable withholding and employment taxes, or require the Grantee to remit to the Company an amount sufficient to satisfy such taxes. The Company shall have the right to deduct from all dividends paid with respect to Shares the amount of any taxes which the Company is required to withhold with respect to such dividend payments, or require the Grantee to remit to the Company an amount sufficient to satisfy such taxes.

14.        Notices. All notices hereunder to the Company shall be delivered or mailed to it addressed to the Secretary of Banc of California, Inc., 18500 Von Karman Avenue, Suite 900, Irvine, California 92612. Any notices hereunder to the Grantee shall be delivered personally or mailed to the Grantee’s current address according to the Company’s personnel files. Such addresses for the service of notices may be changed at any time, provided written notice of the change is furnished in advance to the Company or to the Grantee, as the case may be.

15.        Severability. The various provisions of this Agreement are severable in their entirety. Any judicial or legal determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

16.        Governing Law; Headings. This Agreement and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

17.        Amendment. This Agreement may be amended or modified by the Committee at any time; provided, that, no amendment or modification that materially impairs the rights of the Grantee as provided by this Agreement shall be effective unless set forth in writing signed by the parties hereto, except such an amendment made to cause the terms of this Agreement or the Restricted Stock granted hereunder to comply with applicable law (including tax law), Applicable Exchange listing standards or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

18.        Grantee Acceptance; Counterparts. The Grantee shall signify the Grantee’s acceptance of the terms and conditions of this Agreement by signing in the space provided below, by signing the attached stock power, and by returning a signed copy hereof and of the attached stock power to the Company at the address set forth in Section 14 above. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BANC OF CALIFORNIA, INC.

By:

ACCEPTED

(Street Address)

(City, State and Zip Code)

STOCK POWER

For value received, I hereby sell, assign, and transfer to Banc of California, Inc. (the “Corporation”) all shares of the voting common stock of the Corporation, standing in my name on the books and records of the Corporation (whether in certificated form or book-entry or similar form), that are issued to me pursuant to that certain Restricted Stock Agreement, dated             , 201  , to which the Corporation and I are parties (as the same may from time to time be amended, the “Agreement”), and do hereby irrevocably constitute and appoint the Secretary of the Corporation attorney, with full power of substitution, to transfer this stock on the books and records of the aforesaid Corporation. To the extent the restrictions on transfer of any portion of such shares under the Agreement have lapsed or expired, this Stock Power shall cease to be of legal effect with respect to that portion of such shares following their release to me, free of restriction, as provided in the Agreement.

Dated:             , 201

In the presence of:

EXHIBIT B

FORM OF STOCK OPTION AGREEMENT

BANC OF CALIFORNIA, INC.

2013 OMNIBUS STOCK INCENTIVE PLAN

NONQUALIFIED OPTION AGREEMENT

NQSO NO.

This Option is granted pursuant to this Nonqualified Option Agreement (the “Agreement”) on             , 20     (the “Grant Date”) by Banc of California, Inc. (f/k/a First PacTrust Bancorp, Inc.), a Maryland corporation (the “Company”), to                      (the “Optionee”), in accordance with the following terms and conditions:

1.         Option Grant and Exercise Period. The Company hereby grants to the Optionee a Nonqualified Option (“Option”) to purchase, pursuant to the Banc of California, Inc. (f/k/a First PacTrust Bancorp, Inc.) 2013 Omnibus Stock Incentive Plan, as the same may be amended from time to time (the “Plan”), and upon the terms and conditions therein and hereinafter set forth, an aggregate of                  Shares (the “Option Shares”) of Common Stock at the price of $         per Share (the “Exercise Price”). A copy of the Plan, as currently in effect, is incorporated herein by reference and is attached to this Agreement. Capitalized terms used herein which are not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

This Option shall vest and become exercisable only during the period (the “Exercise Period”) commencing on the date(s) set forth in Section 2 below, and ending at 5:00 p.m., Pacific time, on the date 10 years after the Grant Date (the “Expiration Date”) subject to earlier vesting and/or earlier expiration pursuant to Sections 6 and 8 below.

2.         Vesting of this Option. The Option Shares shall become vested and exercisable during the Exercise Period with respect to not more than the cumulative number of Option Shares set forth below on or after the date(s) indicated:

Option Shares Exercisable	Date Exercisable

3.         Method of Exercise of this Option. To the extent vested, this Option may be exercised by giving written notice to the Company, as hereinafter provided, specifying the number of Option Shares to be purchased. The notice of exercise of this Option shall be in the form prescribed by the Committee and directed to the address set forth in Section 11 below. The date of exercise is the date on which such notice is received by the Company. Such notice shall be accompanied by payment in full of the aggregate Exercise Price for the Option Shares to be purchased upon such exercise. Payment shall be made (i) by certified or bank check or such other instrument as the Company may accept, (ii) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate Exercise Price, (iii) by instructing the Company to withhold a number of Shares having an aggregate Fair Market Value (based on the Fair Market Value of the Shares on the date of exercise) equal to the product of (A) the Exercise Price and (B) the number of Option Shares in respect of which this Option shall have been exercised, or (iv) by a combination of (i) and (ii) and (iii). Promptly after such payment, subject to Section 4 below, the Company shall issue and deliver to the Optionee or other person exercising this Option a certificate or certificates representing the Shares so purchased, registered in the name of the Optionee (or such other person), or, upon request, in the name of the Optionee (or such other person) and in the name of another in such form of joint ownership as requested by the Optionee (or such other person) pursuant to applicable state law. In lieu of issuing a certificate or certificates representing the Shares so purchased, the Company may cause such Shares to be credited to a book entry account maintained by the Company (or its transfer agent or other designee) for the benefit of the Optionee or other person exercising this Option, including any joint owner as provided in the immediately preceding sentence. For the avoidance of doubt, a fractional Share shall not be issuable hereunder, and when any provision hereof may entitle the Optionee to a fractional share, such fraction shall (unless the Committee determines otherwise) be disregarded.

4.         Delivery and Registration of Shares. The Company’s obligation to deliver Shares hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation that the Optionee or any other person to whom such Shares are to be delivered is acquiring the Shares without a view to the distribution thereof. In requesting any such representation, it may be provided that such representation requirement shall become inoperative upon a registration of such Shares or other action eliminating the necessity of such representation under the Securities Act of 1933, as amended, or other securities law or regulation. The Company shall not be required to deliver any Shares upon exercise of this Option prior to (i) the listing or approval for listing upon notice of issuance of the Shares on the Applicable Exchange, (ii) any registration or other qualification of such Shares under any state or federal law, rule or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, determine necessary or advisable, and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable. This Option and the obligation of the Company to deliver the Shares hereunder shall be subject to all applicable laws, rules and regulations, and to such approvals by any government or regulatory agency as may be required.

5.         Nontransferability of this Option. This Option may not be sold, transferred, pledged assigned or otherwise alienated or hypothecated, other than, for no value or consideration: (i) by will or by the laws of descent and distribution, or (ii) as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Optionee’s family members, whether directly or indirectly or by means of a trust or partnership or otherwise (unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto). This Option shall be exercisable, subject to the terms of the Plan, only by the Optionee, the guardian or legal representative of such Optionee, or any person to whom such Option is permissibly transferred pursuant to this Section 5, it being understood that the term “Optionee” includes such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Optionee.

The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, the successors and assigns of the Company and any person acting with the legal authority of the Optionee or to whom this Option is transferred in accordance with this Section 5.

6.         Termination of Employment. The treatment of this Option upon and following a Termination of Employment of the Optionee shall be as and to the extent provided in Section 5(j) of the Plan. In no event shall this Option be exercisable following the Expiration Date.

7.         Adjustments. In the event of a Corporate Transaction or Share Change, the Option shall be adjusted as and to the extent provided in Section 3(d) of the Plan.

8.         Effect of Change in Control. The treatment of this Option upon and following a Change in Control shall be as and to the extent provided in Section 10 of the Plan. Notwithstanding the foregoing, this Option shall not become exercisable to the extent that it has previously been exercised or otherwise terminated.

9.         Stockholder Rights not Granted by this Option. The Optionee is not entitled by virtue hereof to any rights of a stockholder of the Company or to notice of meetings of stockholders or to notice of any other proceedings of the Company. The Optionee shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to this Option (including, if applicable, the right to vote the applicable Shares and the right to receive dividends) when the Optionee (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 14(a) of the Plan and Section 4 hereof, and (iii) has paid in full for such Shares.

10.        Withholding Tax. The Company shall have the power and the right to deduct or withhold, or require the Optionee to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including the Optionee’s FICA obligation) required by law to be withheld with respect to this Option.

11.        Notices. All notices hereunder to the Company shall be delivered or mailed to it addressed to the Secretary of Banc of California, Inc., 18500 Von Karman Avenue, Suite 900, Irvine, California 92612. Any notices hereunder to the Optionee shall be delivered personally or mailed to the Optionee’s current address according to the Company’s personnel files. Such addresses for the service of notices may be changed at any time, provided written notice of the change is furnished in advance to the Company or to the Optionee, as the case may be.

12.        Clawback. Any Shares or cash proceeds received in respect of the Option granted pursuant to this Agreement shall be subject to any clawback, recoupment or forfeiture provisions (i) required by law or regulation and applicable to the Company or its Subsidiaries or Affiliates as in effect from time to time or (ii) set forth in any policies adopted or maintained by the Company or any of its Subsidiaries or Affiliates as in effect from time to time.

13.        Plan and Plan Interpretations as Controlling. This Option and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations made in the discretion of the Committee shall be final and conclusive upon the Optionee or the Optionee’s legal representatives with regard to any question arising hereunder or under the Plan.

14.        Optionee Service. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary or Affiliate to terminate the Optionee’s employment or service at any time, nor confer upon the Optionee any right to continue in the employ or service of the Company or any Subsidiary or Affiliate.

15.        Severability. The various provisions of this Agreement are severable in their entirety. Any judicial or legal determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

16.        Governing Law; Headings. This Agreement and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

17.        Amendment. This Agreement may be amended or modified by the Committee at any time; provided, that, no amendment or modification that materially impairs the rights of the Optionee as provided by this Agreement shall be effective unless set forth in writing signed by the parties hereto, except such an amendment made to cause the terms of this Agreement or the Option granted hereunder to comply with applicable law (including tax law), Applicable Exchange listing standards or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

18.        Optionee Acceptance; Counterparts. The Optionee shall signify his acceptance of the terms and conditions of this Agreement by signing in the space provided below and returning a signed copy hereof to the Company at the address set forth in Section 11 above. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BANC OF CALIFORNIA, INC.

By:

ACCEPTED

(Street Address)

(City, State and Zip Code)